UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 27, 2014

Date of Report (date of earliest event reported)

Cubic Corporation

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	1-8931 (Commission File No.)	95-1678055 (I.R.S. Employer Identification No.)

9333 Balboa Avenue San Diego, California (Address of principal executive offices)	92123 (Zip Code)

Registrant’s telephone number, including area code: (858) 277-6780

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐      Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.  Departure of Directors or Certain Officers;  Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment of Management Incentive Bonus Plan

On October 27, 2014, the Executive Compensation Committee (the “Committee”) of the Board of Directors of Cubic Corporation (the “Company”) approved certain elements of the Company’s executive compensation plan, including certain amendments to the Company’s Management Incentive Bonus Plan (the “Bonus Plan”) to be effective for purposes of determining the annual performance-based cash bonus awards thereunder for fiscal year 2015 for employees of the Company, including the Company’s named executive officers (“NEOs”).

Under the Bonus Plan, Bradley H. Feldmann, the Company’s President and Chief Executive Officer, has a target bonus of 100% of salary and each of the other NEOs has a target bonus of 50% of salary. These target bonuses remain unchanged from the target bonuses in effect under the Bonus Plan during fiscal year 2014.

Under the Bonus Plan, the NEOs are eligible to receive bonuses based on achievement relative to corporate and/or business unit objectives and individual performance.

For fiscal year 2015, the corporate and/or business unit objectives for purposes of the Bonus Plan were established by the Committee and relate to sales, earnings before interest, taxes, depreciation and amortization, earnings per share and pre-tax return on invested capital. The various performance objectives under the Bonus Plan are weighted depending on the Committee’s belief regarding the suitability of emphasis of each factor for that year’s performance.

Under the Bonus Plan, with respect to the corporate and/or business unit objectives, each NEO may earn up to 150% of his target bonus. The bonus formula under the Bonus Plan for corporate and/or business unit objectives provides that, for each 1% achievement above a corporate or business unit performance goal, the bonus amount attributable to that performance goal would be increased by 2.5% to a maximum of an additional 50% of that portion of the bonus amount at an achievement of 20% above the performance goal. For each 1% shortfall in a performance goal the bonus amount attributable to that performance goal would be decreased by 3%, 4.5% or 5% (depending on the amount of shortfall) so that 75% achievement of any performance goal would result in no bonus award for that goal. In determining the bonus earned, corporate and/or business unit performance will be determined on an objective and formulaic basis.

The individual performance component of each NEO’s annual bonus will be evaluated subjectively by the CEO in the case of NEOs who report to the CEO, and reviewed by the Committee, and evaluated subjectively by the Committee for the CEO.  Based on an individual’s performance, the Bonus Plan contemplates that a multiplier will be applied to the NEO’s bonus as determined based on corporate and/or business unit performance.  The multiplier for individual performance will be within the range of 0% to 130%.

As a result of the application of the individual performance multiplier, assuming individual performance is determined to be at the highest level (resulting in a 130% multiplier), an NEO may earn up to 195% of his target bonus under the Bonus Plan.  The Committee may also, in its discretion, reduce an NEO’s bonus under the Bonus Plan.

The Company expects to adopt similar bonus programs under the Bonus Plan for future fiscal years, which will reward achievement at specified levels of corporate, business unit and individual performance and will contain target bonuses consistent with those disclosed above.

The foregoing provides only a brief description of the terms and conditions of the Bonus Plan, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Bonus Plan, which will be filed by the Company as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ending December 31, 2014.

Adoption of Financial Planning Assistance Program

The Committee also approved the provision of a financial planning benefit for the NEOs in the amount of up to $15,000 for fiscal year 2015 and $10,000 per year thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2014	CUBIC CORPORATION

	By:	/s/	James R. Edwards
	Name:		James R. Edwards
	Title:		Senior Vice President,
General Counsel & Secretary